SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CERUS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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CERUS CORPORATION

2550 Stanwell Dr.

Concord, CA 94520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2016

Dear Stockholder:

On behalf of the Board of Directors (the “Board”) of CERUS CORPORATION, a Delaware corporation (the “Company”), you are cordially invited to attend the Company’s 2016 Annual Meeting of Stockholders, to be held on Wednesday, June 8, 2016 at 9:00 a.m. local time at the Company’s principal executive offices, located at 2550 Stanwell Drive, Concord, California 94520. This year, stockholders are being asked to consider and act upon the following items, each of which is more fully discussed in the accompanying Proxy Statement:

1.	the election of the two nominees for director named in the Proxy Statement, to hold office until the 2019 Annual Meeting of Stockholders;

2.	the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

3.	the indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;

4.	the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016; and

5.	such other business as may be properly brought before the annual meeting.

We are mailing most of our stockholders a Notice of Internet Availability of Proxy Materials (the ‘‘Notice’’), rather than a paper copy of the Proxy Statement and the Company’s 2015 Annual Report. If you would like to receive a paper or electronic copy of these materials, please refer to the instructions on the set forth in the Notice. The Notice also contains instructions on how to access the proxy materials online, as well as how to vote over the telephone, the internet or in person.

We hope you will read the Proxy Statement and submit your proxy, or use telephone or Internet voting, prior to the meeting. Even if you plan to attend the meeting, please vote or submit your proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions. If you vote over the telephone or the Internet, your vote must be received no later than 11:59 p.m. Eastern Time on June 7, 2016 in order to be counted. If you hold your shares through a broker, bank, or other nominee, please follow the instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

On behalf of the Board and our management team, we thank you for your continued support.

The record date for the annual meeting is April 15, 2016. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

I personally look forward to seeing you at the 2016 Annual Meeting of Stockholders.

By Order of the Board of Directors

Lori L. Roll

Secretary

Concord, California

April 29, 2016

You can vote over the telephone or the internet, or, if you received a printed copy of the proxy materials via mail, by completing, signing and returning the proxy card as instructed in the materials. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must bring with you a proxy issued in your name from that record holder that confirms that you are the beneficial owner of those shares or follow the instructions for internet or telephone voting procedures provided by your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 8, 2016, at 2550 Stanwell Drive, Concord, California 94520:

The proxy statement and annual report to stockholders are available at

www.proxyvote.com

CERUS CORPORATION

2550 Stanwell Drive

Concord, CA 94520

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet or a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials to our stockholders over the internet. Accordingly, we are sending by mail only a Notice of Internet Availability of Proxy Materials, or the Notice, to certain of our stockholders of record and posting our proxy materials online at www.proxyvote.com. In addition, certain of our stockholders who previously requested to receive paper copies of our proxy materials instead of a Notice will be furnished a full set of proxy materials in the mail instead of the Notice. We intend to mail the full sets of proxy materials to the stockholders described in the previous sentence on or about April 29, 2016.

The Notice contains only an overview of the complete proxy materials available. Stockholders are encouraged to access and review all the proxy materials on the website referred to in the Notice or request a paper or electronic copy of the full set of the proxy materials for review prior to voting. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of the proxy materials may be found in the Notice. We intend to mail the Notice on or about April 29, 2016 to all stockholders of record as of April 15, 2016.

If I received a Notice, will I receive any proxy materials by mail other than the Notice?

No. If you received a Notice, you will not receive any other proxy materials by mail unless you request a paper or electronic copy of the proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided. You may also request a full set of the proxy materials by sending an email, referencing the control number set forth in the Notice, to sendmaterial@proxyvote.com.

How do I attend the annual meeting?

The annual meeting will be held on Wednesday, June 8, 2016 at 9:00 a.m. local time at our principal executive offices located at 2550 Stanwell Dr., Concord, CA 94520. Directions to the annual meeting may be found at http://www.cerus.com/About-Cerus/map-and-directions-usa/default.aspx. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 15, 2016 are entitled to vote at the annual meeting. On this record date, there were 101,334,916 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 15, 2016 your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below, or if you request a printed copy of the proxy materials, we urge you to vote by returning your proxy card to ensure your vote is counted. If you submit your proxy telephonically or over the internet, you must vote no later than 11:59 p.m. Eastern Time on June 7, 2016.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or the full set of proxy materials, as applicable, will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal No. 1: Election of two directors;

•	Proposal No. 2: Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

•	Proposal No. 3: Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

•

Proposal No. 4: Ratification of the selection by the Audit Committee of the Board of Directors, or the Board, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for all nominees or for any individual nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: every one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that was delivered to you. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that was delivered to you, and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m., Eastern Time on June 7, 2016 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 7, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or the full set of proxy materials containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice or the full set of proxy materials to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 15, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing a proxy card or you do not vote by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.” In this regard, the election of directors (Proposal No. 1), the advisory approval of the compensation of our named executive officers (Proposal No. 2) and the advisory indication of the preferred frequency of future stockholder advisory votes on executive compensation (Proposal No. 3) are matters considered non-routine under applicable NYSE rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect broker non-votes on Proposals Nos. 1, 2 and 3, but a broker or other may vote your shares on the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 (Proposal No. 4) even in the absence of your instruction. Accordingly, if you own shares through a broker or nominee, please be sure to instruct your broker or nominee how to vote to ensure that your vote is counted on all of the proposals.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections or if you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted, as applicable, “For” the election of both nominees for director named herein to the Board to hold office until the 2019 Annual Meeting of Stockholders; “For” advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; for the option of “1 year” as the preferred frequency of future advisory votes on executive compensation; and “For” the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 (each as further described in this Proxy Statement). If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals identified on the proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these written proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication; however, our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

If you receive more than one Notice or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions for each Notice or set of proxy materials that you receive to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy and change your vote at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy and change your vote in any one of the following ways, regardless of how you previously voted:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions to change or revoke your vote provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Our stockholders may submit proposals on matters appropriate for stockholder action at annual stockholder meetings in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the 1934 Act. For such proposals to be included in our proxy materials relating to our 2017 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 30, 2016 to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520. However, if our 2017 Annual Meeting of Stockholders is not held between May 9, 2017 and July 8, 2017, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

Pursuant to our bylaws, if you wish to submit a proposal or nominate a director at our 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520 by no earlier than the close of business on March 10, 2017 and no later than the close of business on April 9, 2017. However, if our 2017 Annual Meeting of Stockholders is not held between May 9, 2017 and July 8, 2017, then you must notify our Corporate Secretary, in writing, no earlier than the close of business on the 90th day prior to the date of the 2017 Annual Meeting of Stockholders and no later than the close of business on the later of (i) the 60th day prior to the date of the 2017 Annual Meeting of Stockholders, or (ii) if we publicly announce the date of the 2017 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2017 Annual Meeting of Stockholders, the 10th day following the day that we first make a public announcement of the date of the 2017 Annual Meeting of Stockholders. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2017 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the annual meeting and, therefore, may not be considered at the annual meeting. In addition, if you do not also comply with the requirements of the 1934 Act, our management will have discretionary authority to vote all shares for which we have proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes. With respect to the advisory approval of the compensation of our named executive officers and the advisory vote to ratify the appointment of Ernst & Young as the independent registered public accounting firm, the Inspector of Elections will count the votes “For,” “Against,” abstentions and, as applicable, broker non-votes. With respect to the vote for the advisory indication of the preferred frequency of stockholder advisory votes on executive compensation, the Inspector of Elections will count the votes for the frequencies of every one year, two years or three years, abstentions and broker non votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. However, abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to any of the proposals.

How many votes are needed to approve each proposal?

•

For Proposal No. 1, the election of directors, the two nominees receiving the highest number of “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote) will be elected as directors. Only votes “For” or “Withhold” will affect the outcome.

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Proposal No. 2, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, will be considered to be approved (on a non-binding advisory basis) if it receives “For” votes from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

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For Proposal No. 3, the advisory indication of the preferred frequency of stockholder advisory votes on executive compensation, the frequency option of every one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected (on a non-binding advisory basis) by the stockholders.

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To be approved, Proposal No. 4, the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, must receive “For” votes from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the annual meeting in person or represented by proxy. On the record date, there were 101,334,916 shares outstanding and entitled to vote. Thus, the holders of 50,667,459 shares must be present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or vote over the telephone or on the internet, or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the annual meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

What proxy materials are available on the internet?

Our proxy statement and annual report to stockholders are available at www.proxyvote.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

This Proposal No. 1 is to elect the two nominees for director named herein to the Board. The Board is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled by a majority of the remaining directors, unless the Board determines by resolution that a vacancy be filled by our stockholders. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has seven members. There are two directors in the class whose term of office expires at the annual meeting. Proxies will not be voted for a greater number of persons than the two nominees named below. Both of the two nominees listed below were previously elected as directors of Cerus by our stockholders. If elected at the annual meeting, each of these nominees would serve until the 2019 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for director to attend our annual meetings of stockholders. In 2015, Messrs. Cozadd and Greenman attended our annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of both of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by our Nominating and Corporate Governance Committee. Each nominee for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. Our management has no reason to believe that any of these nominees will be unable to serve.

Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of votes cast, and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director receives a greater number of “Withhold” votes from his or her election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also takes into consideration the tenure and the other commitments of the individual board members. To that end, the Nominating and Corporate Governance Committee has identified and evaluated the nominees in the broader context of the Board’s overall composition, with the goal of having members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to the effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director nominee that led the Nominating and Corporate Governance Committee and the Board to believe that such director nominee should continue to serve on the Board. However, each member of the Nominating and Corporate Governance Committee and the Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of the other members.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

Dr. Laurence M. Corash, 72, one of our co-founders, has served as a member of our Board since December 2002. The Nominating and Corporate Governance Committee and the Board concluded that Dr. Corash continues to be a valuable member of the Board in part due to his extensive knowledge of us, having been a director since 2002, which brings historic knowledge and continuity to the Board. The Board also considered his scientific expertise obtained from almost 30 years as an M.D. in the field of hematology, which is relevant to our pathogen reduction technology for blood products. Dr. Corash has been our Chief Scientific Officer since July 2015. Previously, he had been our Senior Vice President and Chief Medical and Chief Scientific Officer since July 2009. Prior to that, he had been our Senior Vice President and Chief Medical Officer since March 2008, Vice President, Medical Affairs since July 1996 and Director of Medical Affairs from July 1994. Dr. Corash was a consultant to us from 1991 until 1994, when he joined us as Director, Medical Affairs. Dr. Corash has been a Professor of Laboratory Medicine at the University of California, San Francisco since July 1985. He was the Chief of the Hematology Laboratory for the Medical Center at the University of California, San Francisco from 1982 to 1997. From February 1990 to July 1994, Dr. Corash was a member of the FDA Advisory Panel for Hematology Devices. From 2008 until 2011, Dr. Corash served as the industry representative on the Department of Health and Human Services’ Advisory Committee on Blood Safety and Availability.

Gail Schulze, 64, has served as a member of our Board since 2007. The Nominating and Corporate Governance Committee and the Board concluded that Ms. Schulze continues to be a valuable member of the Board in part due to her extensive experience in executive roles in both large and small life sciences organizations at various stages of development. From May 2008 until June 2012, she was the Chief Executive Officer and Chairman of the Board of Directors of Zosano Pharma, a private biopharmaceutical company. From May 2006 to March 2007, she was the Chief Executive Officer and a director of YM Biosciences US and President, YM Biosciences, Inc., a global biopharmaceutical organization with three late-stage oncology programs. Prior to joining YM Biosciences in 2006, she was President, Chief Executive Officer and director of Eximias Pharmaceutical Corporation, also a late-stage biopharmaceutical company focused on oncology. From 2001 to 2004, Ms. Schulze was Chief Operating Officer and Deputy Chief Executive Officer of Aventis Behring LLC, a fully independent biologics subsidiary of Aventis, and from 1997 to 2001, she was Senior Executive Vice President and Chief Commercial Officer. From 1995 to 1997, she was Corporate Vice President of Allegiance Healthcare Corporation, where she led the creation and management of the Cost Management Services group of divisions. From 1979 to 1995, Ms. Schulze held multiple positions within Baxter Healthcare Corporation focused on the global development and commercialization of chronic therapies, most recently as President of the US Managed Care division and President of Renal Division Europe. Ms. Schulze has served on multiple private and public boards. She received a B.A. with highest honors in psychobiology from the University of California, Santa Cruz, studied neurophysiology at the University of Wisconsin and received her M.B.A. from the Stanford Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Timothy B. Anderson, 69, has served as a member of our Board since 2003. The Nominating and Corporate Governance Committee and the Board concluded that Mr. Anderson should continue to serve as a member of the Board in part due to his extensive knowledge of us, having been a director since 2003, which brings historic knowledge and continuity to the Board. The Board also considered his operational and global industry experience obtained from his many years as an executive with Baxter International. Mr. Anderson was Senior Vice President of Strategy and Business Development of Baxter International, Inc., a pharmaceutical company, from 1999 until 2002, and held various management positions at Baxter International from 1992 until 1999, including President, Biotech Group from 1992 until 1997, Group Vice President from 1993 until 1997 and Chairman, Baxter Europe from 1997 until 1999. From 2006 until 2010, Mr. Anderson served as a member of the board of directors of Puricore Public Limited Company.

Bruce C. Cozadd, 52, has served as a member of our Board since November 2001. The Nominating and Corporate Governance Committee and the Board concluded that Mr. Cozadd should continue to serve as a member of the Board in part due to his extensive financial management expertise as the former Chief Financial Officer of ALZA Corporation and his industry expertise as the Chairman and Chief Executive Officer of Jazz Pharmaceuticals plc. This expertise has also led the Board to determine that he is an “audit committee financial expert” as defined the by the SEC. The Board also believes that because Mr. Cozadd has been a director since 2001, he brings historic knowledge and continuity to the Board. Mr. Cozadd is a co-founder of Jazz Pharmaceuticals, Inc. and has served as its Chairman and Chief Executive Officer since April 2009. In January 2012, Mr. Cozadd became the Chairman and Chief Executive Officer of Jazz Pharmaceuticals plc, the successor to Jazz Pharmaceuticals, Inc. From 2003 until April 2009, he served as Executive Chairman of Jazz Pharmaceuticals, Inc. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company now owned by Johnson & Johnson, most recently as its Executive Vice President and Chief Operating Officer, with responsibility for research and development, manufacturing and sales and marketing and prior to that as Chief Financial Officer and Vice President, Corporate Planning and Analysis. Previously, Mr. Cozadd was a member of the health care investment banking team at Smith Barney, Harris Upham & Co. He serves on the boards of Jazz Pharmaceuticals plc, Threshold Pharmaceuticals, Inc., a biotechnology company, and SFJAZZ and The Nueva School, both of which are non-profit organizations. He received a B.S. in molecular biophysics & biochemistry and economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

William M. Greenman, 49, has served our President and Chief Executive Officer and a member of our Board since April 2011. The Nominating and Corporate Governance and the Board concluded that Mr. Greenman should continue to serve as a member of the Board in part due to his extensive knowledge of our day-to-day operations obtained by virtue of his role as President and Chief Executive Officer. In addition, as a result of his various executive roles at Cerus over the last nineteen years, Mr. Greenman has a broad depth of experience and historical knowledge regarding Cerus’ clinical, commercial and regulatory pathways. Mr. Greenman served as our Senior Vice President, Business Development and Marketing from August 2008 until April 2011 and was named our Chief Business Officer in April 2010. Mr. Greenman served as our President, Cerus Europe, from 2006 until August 2008. From 1999 to 2006, Mr. Greenman served as our Vice President, Business Development after returning to Cerus after a brief time in the venture capital business. Prior to joining us in 1995 as Director of Business Development, Mr. Greenman worked in various marketing and business development positions in Baxter’s Biotech Division from 1991 to 1995. Mr. Greenman has served on the board of directors of Aduro Biotech, Inc., a clinical-stage immunotherapy company, since June 2010. Mr. Greenman holds a B.A.S. in economics and biological sciences from Stanford University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Daniel N. Swisher Jr., 53, has served as a member of our Board since June 2011 and has served as Chair of the Board since October 2013. The Nominating and Corporate Governance Committee and the Board concluded that Mr. Swisher continues to be a valuable member of the Board in part due to his extensive financial management expertise as the former Chief Financial Officer of Sunesis Pharmaceuticals, Inc., or Sunesis, and his industry expertise as the current President and Chief Executive Officer of Sunesis. Mr. Swisher has served as the Chief Executive Officer of Sunesis and a member of its board of directors since January 2004 and as its President since August 2005. From December 2001 to December 2003, he served as the Chief Business Officer and Chief Financial Officer of Sunesis. From June 1992 to September 2001, Mr. Swisher served in various management roles, including Senior Vice President of Sales and Marketing, for ALZA Corporation. Mr. Swisher holds a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Frank Witney, Ph.D., 61, has served as a member of the Board since March 2014. The Nominating and Corporate Governance Committee recommended, and the Board approved, Dr. Witney’s appointment to the Board, filling the vacancy left by our former director and Chair of the Board, B.J. Cassin, in part due to his extensive experience in the life science industry, his expertise in corporate strategy and the commercialization of products, and the depth of his scientific background. Dr. Witney has served as President, Chief Executive Officer and a director of Affymetrix, Inc., a provider of life science products and molecular diagnostic products, from July 2011 through March 31, 2016, the date it was acquired by Thermo Fisher Scientific, Inc. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation, a provider of analytical instrumentation and related accessories and chemicals, from April 2009 until its acquisition by Thermo Fisher Scientific, Inc. in May 2011. Between December 2008 and April 2009, Dr. Witney served as Affymetrix’s Executive Vice President and Chief Commercial Officer. Prior to that, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a Ph.D. in Molecular and Cellular Biology and an M.S. in Microbiology from Indiana University, and B.S. in Microbiology from the University of Illinois.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The NASDAQ Stock Market, or NASDAQ, listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after its review to determine if there were any relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following five current directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Schulze, Dr. Witney and Messrs. Anderson, Cozadd, and Swisher. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. Greenman, our President and Chief Executive Officer, and Dr. Corash, our Senior Vice President and Chief Scientific Officer, are not independent directors by virtue of their employment with us.

BOARD LEADERSHIP STRUCTURE

The Board has an independent chair, Mr. Swisher, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board.

We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our management team is responsible for identifying and reviewing risks facing us, including, without limitation, strategic, operational, financial and regulatory risks and generally meets on a weekly basis as part of such responsibility to review and discuss our risk exposure on a day-to-day basis. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with securities and financial regulations, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. To the extent any risks identified by each standing committee of the Board are material to our strategic, operational, financial or regulatory matters or otherwise merit discussion by the whole Board, the respective committee chair will raise those risks at the next scheduled meeting of the Board. Typically, the Audit Committee meets at least quarterly to review our major financial risk exposures in connection with various matters, including the filing of our annual and quarterly reports with the SEC. The other committees of the Board meet at least annually to review and discuss each committee’s respective areas of oversight and related risk exposures in such areas. The Board and its committees periodically receive risk management updates through monthly business reports provided by management and discussed at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during 2015. Each Board member attended 75% or more of the aggregate number of the meetings held by the Board and of the committees on which he or she served that were held in 2015.

As required under applicable NASDAQ listing standards, in 2015, our independent directors met seven times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2015 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Timothy B. Anderson	X				X	*
Bruce C. Cozadd	X	*	X
Gail Schulze			X	*
Daniel N. Swisher, Jr.	X				X
Frank Witney, PhD			X
Total meetings in fiscal 2015	7		2		1

*	Committee Chairperson

Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the 1934 Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; reviews the relationships between us and any prospective independent registered public accounting firm that may bear on independence and discusses those relationships with the prospective independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our annual report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements; annually discusses with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB; reviews the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as to our Code of Business Conduct and Ethics, including review and approval of related-party transactions, and reviews and discusses with management and the independent registered public accounting firm our disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in periodic reports filed with the SEC. The Audit Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Audit Committee is currently composed of three directors: Messrs. Anderson, Cozadd (Chair) and Swisher, all of whom were on the Audit Committee for all of 2015. The Audit Committee met seven times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Board reviews the NASDAQ listing standards and applicable definitions of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC and satisfied the financial sophistication requirements of the NASDAQ listing standards. The Board made a qualitative assessment of Mr. Anderson’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include various management positions at Baxter International, Inc., pursuant to which Mr. Anderson has experience actively supervising the preparation of financial reports. The Board made a qualitative assessment of Mr. Cozadd’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include various management positions at ALZA Corporation, Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals plc, pursuant to which Mr. Cozadd has experience supervising the preparation of financial reports. The Board made a qualitative assessment of Mr. Swisher’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include his current role as President and Chief Executive Officer, as well as his prior role as Chief Financial Officer, at Sunesis Pharmaceuticals, pursuant to which Mr. Swisher has experience supervising the preparation of financial reports. For further information on the experience of Messrs. Anderson, Cozadd and Swisher, please see their biographies under “Proposal No. 1—Election of Directors.”

Report of the Audit Committee1

Our management has primary responsibility for preparing our financial statements and establishing the financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ Communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm, the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee:

Mr. Bruce C. Cozadd

Mr. Timothy B. Anderson

Mr. Daniel N. Swisher, Jr.

Compensation Committee

The Compensation Committee is currently composed of three directors: Mr. Cozadd, Ms. Schulze (Chair) and Dr. Witney, all of whom were on the Compensation Committee for all of 2015. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). In addition, in determining whether Mr. Cozadd, Ms. Schulze and Dr. Witney are independent within the meaning of the NASDAQ listing standards pertaining to membership of the Compensation Committee, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation. The Compensation Committee met two times during the 2015 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including: establishment of corporate objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives; review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements of our chief executive officer and the other executive officers; and administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs. The Compensation Committee also performs those specific functions as set forth above under the heading “Role of The Board in Risk Oversight.” Under its charter,

[1]	The material in this Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Cerus Corporation under the Securities Act of 1933, as amended, or the 1933 Act, or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board, to grant stock awards under our equity incentive plans to persons who are not (i) “Covered Employees” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, or the Code; (ii) individuals with respect to whom we wish to comply with Section 162(m) or (iii) then subject to Section 16 of the 1934 Act.

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, and has the sole authority to approve the reasonable fees and the other terms and conditions of the engagement of any such adviser. We must provide for appropriate funding, as determined by the Compensation Committee, for the payment of compensation to any such adviser. In this regard, the Compensation Committee engaged Radford, an AON Hewitt Consulting Company, or Radford Consulting, as a compensation consultant since August 2010, as described in greater detail under the “Compensation Discussion and Analysis” section of this Proxy Statement. In February 2016, the Compensation Committee analyzed whether the work of Radford Consulting as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Radford Consulting; (ii) the amount of fees from our company paid to Radford Consulting as a percentage of the firm’s total revenue; (iii) Radford Consulting’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford Consulting or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of our company owned by the individual compensation advisors employed by the firm. Annual fees paid to Radford Consulting for their services as advisor to the Compensation Committee in 2015 were approximately $32,514, which was less than 1% of their total revenues. The Compensation Committee determined, based on its analysis of the above factors, that the work of Radford Consulting and the individual compensation advisors employed by Radford as compensation consultants to our company has not created any conflict of interest. The Compensation Committee intends to continue to assess the independence of any of our compensation advisers by reference to the foregoing factors, consistent with applicable NASDAQ listing standards.

For additional information on the specific processes, procedures and determinations of the Compensation Committee with respect to executive compensation for 2015, including the roles of executive officers and Radford Consulting in determining the amount and form of executive compensation, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

With respect to director compensation matters, the Compensation Committee determines and sets non-employee director compensation in the manner more fully described under the section of this Proxy Statement entitled “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee currently consists of Mr. Cozadd, Ms. Schulze and Dr. Witney, each of whom served on our Compensation Committee for all of 2015. No member of the Compensation Committee is or has ever been one of our officers or employees. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee, nor has such a relationship existed in the past.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or the CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended 2015.

Compensation Committee:

Ms. Gail Schulze

Mr. Bruce C. Cozadd

Dr. Frank Witney

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors; recommending to the Board candidates for election to the Board; considering recommendations for Board nominees and proposals submitted by our stockholders; making recommendations regarding the membership of the committees of the Board; assessing the performance of the Board; overseeing all aspects of our corporate governance functions on behalf of the Board; and making recommendations to the Board regarding corporate governance issues. The Nominating and Corporate Governance Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Nominating and Corporate Governance Committee currently consists of two directors: Messrs. Anderson (Chair) and Swisher, both of whom were on the Nominating and Corporate Governance Committee for all of 2015. All members of the Nominating and Corporate Governance Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met once during 2015. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Nominating and Corporate Governance Committee has not determined specific minimum criteria that a Board member must possess, but generally a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board. While we do not have a formal policy on Board diversity, the Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experience and other factors that contribute to our Board having an appropriate range of expertise, talents, experiences and viewpoints, and considers those diversity considerations, in view of the needs of the Board as a whole, when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee evaluates these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In identifying potential new members to our Board, the Nominating and Corporate Governance Committee uses an informal network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

[2]	The material in this Compensation Committee Report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Cerus under the Securities Act or the 1934 Act, other than the Cerus Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. When considering candidates for membership to the Board that are recommended by stockholders, the Nominating and Corporate Governance Committee employs the same policy that it uses to evaluate candidates recommended by members of the Board. Any stockholder wishing to recommend a director candidate should submit in writing the candidate’s name, biographical information, business qualifications, including a description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our stock, to Mr. Anderson, Chair of the Nominating and Corporate Governance Committee, Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Any such submission also must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions will be reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. If a stockholder wishes the Nominating and Corporate Governance Committee recommend a director candidate for nomination at our next annual meeting of stockholders, then recommendations must be received by us no sooner than 90 and no later than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our voting stock.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

To date, we have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our stockholders may communicate directly with any member of our senior management, the independent members of the Board or any Chair of a Board Committee, including the Chair of the Board, by writing directly to those individuals at Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Stockholder communications related to director candidate recommendations should be directed to the Chair of the Nominating and Corporate Governance Committee, Mr. Anderson. In addition, if our stockholders or employees have any concerns related to our financial or accounting practices, we encourage communicating those concerns directly to the Chair of the Audit Committee, Mr. Cozadd.

CODE OF ETHICS

We have adopted the Cerus Corporation Code of Business Conduct and Ethics, or the Ethics Code, that applies to all of our officers, directors and employees. The Ethics Code is available on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.” If we make any substantive amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver as required by applicable laws. To satisfy our disclosure requirements, we may post any waivers of or amendments to the Ethics Code on our website in lieu of filing such waivers or amendments on a Form 8-K.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

DIRECTOR RESIGNATION POLICY

We have adopted a Director Resignation Policy pursuant to which any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director (in an uncontested election) receives a greater number of “Withhold” votes from his or her election than votes “For” such election. In such case, the Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,063,987	$4.20	9,038,682	(1)
Equity compensation plans not approved by security holders(2)	54,600	$6.79	—
Total	14,118,587	$4.21	9,038,682	(1)

(1)	Includes 1,652,972 shares authorized for future issuance under the 1996 Employee Stock Purchase Plan as of December 31, 2015.
(2)	The 1998 Plan was adopted without the approval of our security holders. The 1998 Plan provided for grants of nonstatutory stock options to our employees and consultants who are not officers or directors. In 2008, we adopted the 2008 Equity Incentive Plan, or the 2008 Plan, as the successor to and continuation of our 1999 Equity Incentive Plan, or the 1999 Plan, and our 1998 Non-Officer Stock Option Plan, or the 1998 plan. We refer to the 1999 Plan and the 1998 Plan as our the Prior Plans, and following the effective date of the 2008 Plan in June 2008, no additional stock awards may be granted under the Prior Plans. All shares of common stock that had been reserved for future issuance under the 1998 Plan have been included under the 2008 Plan. As of March 31, 2016, options to purchase 54,400 shares were outstanding under the 1998 Plan. The exercise price of options granted under the 1998 Plan was not less than 85% of the fair market value of our common stock on the date of grant. All options granted under the 1998 Plan have a maximum term of ten years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in our favor that expire over the vesting period. The 1998 Plan and options thereunder may be amended by the Board at any time or from time to time in accordance with the terms of the 1998 Plan and applicable law.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are designed to enhance stockholder value by attracting and retaining qualified individuals and motivating those individuals to perform at the highest of professional levels and to contribute to our growth and success.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to Cerus Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal No. 2 requires a “For” vote from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on this Proposal No. 2.

Our stockholders will be able to indicate by advisory vote in Proposal No. 3 their preference as to the frequency of future advisory votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3

ADVISORY VOTE REGARDING

THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

SEC rules enable our shareholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on executive compensation. Currently, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting of Stockholders, the policy of the Board is to solicit a non-binding advisory say-on-pay vote every year. In this Proposal No. 3, we are again seeking an advisory (non-binding) vote from our stockholders to determine whether they would prefer an advisory vote every year, every two years or every three years. For the reasons described below, the Board recommends that shareholders select a frequency of every one year.

Our Board continues to believe that our stockholders prefer to have an opportunity to express their views on our executive compensation program through an annual say-on-pay vote. In addition, our Board believes annual advisory votes allows the Board and Compensation Committee to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis, and provides us with more frequent input from our stockholders on our compensation program. As a stockholder, you may vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every one, two or three years, or to abstain from voting.

Vote Required and Board Recommendation

As with Proposal No. 2, because the vote is advisory, it is not binding on the Board or us. Stockholders are not voting to approve or disapprove the recommendation of our Board that the non-binding advisory vote on the compensation of our named executive officers be held every year, but are instead asked to indicate their preference, on an advisory basis, as to whether the nonbinding advisory vote on executive compensation should be held every year, every other year or every three years. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected (on a non-binding advisory basis) by the stockholders. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board intends to consider the results of this vote in determining the frequency of future say-on-pay votes. For purposes of this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR FUTURE ADVISORY VOTES.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and the Board further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the 2016 Annual Meeting of Stockholders. Ernst & Young LLP has audited our financial statements since our inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Approval of this Proposal No. 3 requires a “For” vote from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on this Proposal No. 4.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 4

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2015 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit and interim review services for us. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2015 and December 31, 2014, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2015	2014
	(in thousands)
Audit Fees	$1,717	$1,033
Audit-Related Fees	—	—
Tax Fees	51	55
All Other Fees	2	2

Total Fees	$1,770	$1,090

Audit Fees. Audit fees consist of fees for services rendered in connection with the annual audit of our financial statements and review of the interim financial statements in quarterly reports. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent registered public accounting firm reasonably can provide to a client.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no fees incurred under this category in 2015 and 2014.

Tax Fees. Tax fees include fees for tax compliance, tax planning and tax advice. Specifically, the amounts reflect fees paid to Ernst & Young LLP to prepare our federal and state tax returns, as well as other tax compliance work.

All Other Fees. Consists of fees for products and services other than the services described above. Specifically, the amounts reflect fees paid to Ernst & Young LLP in connection with the use of Ernst & Young LLP’s online accounting research tool.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any such pre-approvals are reported at the next scheduled Audit Committee meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2016 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner Beneficial Owner(2)	Number of Shares	Percent of Total
Baker Bros. Advisors LP 667 Madison Avenue, 21st Fl. New York, NY 10065(3)	13,553,275	13.4
PRIMECAP Management Company 225 South Lake Avenue, #400 Pasadena, CA 91101(4)	7,500,000	7.4
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(5)	6,645,902	6.6
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104(6)	5,031,666	5.0
William M. Greenman(7)	2,338,729	2.3
Laurence M. Corash(8)	1,671,401	1.6
Kevin D. Green(9)	586,364	*
Richard Benjamin(10)	80,208	*
Carol M. Moore(11)	804,567	*
Timothy B. Anderson(12)	249,240	*
Bruce C. Cozadd(13)	245,088	*
Gail Schulze(14)	234,094	*
Daniel N. Swisher, Jr.(15)	155,127	*
Frank Witney, Ph.D.(16)	84,375	*
All executive officers and directors as a group (11 persons)(17)	6,682,735	6.6

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2016 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 101,334,916 shares outstanding on April 15, 2016, adjusted as required by rules promulgated by the SEC.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o Cerus Corporation, 2550 Stanwell Drive, Concord, California 94520.
(3)

Based solely upon information contained in Schedule 13G/A, jointly filed with the SEC on February 16, 2016 by Baker Bros. Advisors LP (the “Adviser”), Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Felix J. Baker and Julian C. Baker, and certain shares are directly held by each of Baker Brothers Life Sciences, L.P. and 667, L.P. (collectively, the “Funds”). According to the Schedule 13G/A, pursuant to the amended and restated management agreements among the Adviser, the Funds and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments. The Adviser GP, Julian C. Baker and Felix J. Baker as principals of the Adviser GP, and the Adviser may be deemed to be the beneficial owners of securities directly held by the Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. The Adviser, the Adviser GP, Julian C. Baker and Felix J. Baker each disclaim beneficial ownership of the securities held by each of the Funds. The Schedule 13G/A jointly filed by Adviser GP, Julian C. Baker and Felix J. Baker provides information only as of December 31, 2015 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2015 and April 15, 2016.
(4)	Based solely upon information contained in Schedule 13G/A, as filed with the SEC on February 12, 2016, PRIMECAP Management Company has sole voting and dispositive power with respect to 7,500,000 shares. The Schedule 13G/A filed by PRIMECAP Management Company provides information only as of December 31, 2015 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2015 and April 15, 2016.
(5)	Based solely upon information contained in Schedule 13G/A, as filed with the SEC on January 26, 2016, BlackRock Inc. has sole voting power with respect to 6,467,071 shares and dispositive power with respect to 5,645,902 shares. The Schedule 13G/A filed by BlackRock Inc. provides information only as of December 31, 2015 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2015 and April 15, 2016.
(6)	Based solely upon information contained in Schedule 13G, as filed with the SEC on January 29, 2016, Wells Fargo & Company is the beneficial owner of 5,031,666 shares and has sole voting power with respect to 26,098 shares, shared voting power with respect to 3,023,820 shares, sole dispositive power with respect to 26,098 shares and shared dispositive power with respect to 4,875,568 shares. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes beneficial ownership of its subsidiaries Wells Fargo Bank, National Association, Wells Fargo Advisors, LLC, Peregrine Capital Management, Inc., Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The Schedule 13G filed by Wells Fargo & Company provides information only as of December 31, 2015 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2015 and April 15, 2016.
(7)	Includes 2,101,037 shares underlying stock options which are exercisable within 60 days of April 15, 2016.
(8)	Includes 453,749 shares underlying stock options which are exercisable within 60 days of April 15, 2016.
(9)	Includes 546,137 shares underlying stock options which are exercisable within 60 days of April 15, 2016.
(10)	Includes 80,208 shares underlying stock options which are exercisable within 60 days of April 15, 2016.
(11)	Includes 790,649 shares underlying stock options which are exercisable within 60 days of April 15, 2016.
(12)	Includes 153,800 shares underlying stock options which are exercisable within 60 days of April 15, 2016. If exercised in full as of the date of this table, 5,000 shares would be subject to a right of repurchase in our favor.
(13)	Includes 236,300 shares underlying stock options which are exercisable within 60 days of April 15, 2016. If exercised in full as of the date of this table, 5,000 shares would be subject to a right of repurchase in our favor.
(14)	Consists solely of 234,094 shares underlying stock options which are exercisable within 60 days of April 15, 2016. If exercised in full as of the date of this table, 5,000 shares would be subject to a right of repurchase in our favor.
(15)	Consists solely of 155,127 shares underlying stock options which are exercisable within 60 days of April 15, 2016. If exercised in full as of the date of this table, 6,250 shares would be subject to a right of repurchase in our favor.
(16)	Consists solely of 105,000 shares underlying stock options which are exercisable within 60 days of April 15, 2016. If exercised in full as of the date of this table, 27,500 shares would be subject to a right of repurchase in our favor.
(17)	Includes 5,060,789 shares underlying stock options which are exercisable within 60 days of April 15, 2016. If exercised in full as of the date of this table, 43,750 shares would be subject to a right of repurchase in our favor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Cerus. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report on Form 4 covering one purchase transaction was filed late by Dr. Larry Corash, and two reports on Form 4 covering an option exercise and the subsequent sale of the shares acquired upon such exercise were filed late by Caspar Hogeboom.

EXECUTIVE OFFICERS

Our executive officers and their ages as of April 29, 2016 are as follows:

Name	Age	Position
William M. Greenman(1)	49	President, Chief Executive Officer and Director
Kevin D. Green	44	Vice President, Finance and Chief Financial Officer
Richard Benjamin	56	Chief Medical Officer
Laurence M. Corash(1)	72	Chief Scientific Officer and Director
Chrystal N. Menard	45	Chief Legal Officer and General Counsel
Carol M. Moore	66	Senior Vice President, Regulatory Affairs and Quality

(1)	For biographical information, see “Proposal No. 1—Election of Directors.”

Kevin D. Green was appointed our Vice President, Finance and Chief Financial Officer in February 2013. Prior to that, Mr. Green served as our Vice President, Finance and Chief Accounting Officer, a role to which he was appointed in March 2009. From January 2006 to March 2009, Mr. Green was our Senior Director of Finance and Controller. From 2000 until 2006, Mr. Green held various financial management positions with Macromedia, Inc., a software company acquired by Adobe Systems in 2005, including Director of Finance and Assistant Controller. Prior to joining Macromedia, Mr. Green was a member of PricewaterhouseCoopers LLP in the Assurance and Business Advisory Services division. Mr. Green is a certified public accountant.

Dr. Richard Benjamin was appointed our Chief Medical Officer in July 2015. From [DATE] to [DATE], he served as Chief Medical Officer for the American Red Cross, where he oversaw donor and patient safety issues for approximately 40% of the US blood supply. Prior to Red Cross, he served as medical director at the Adult Transfusion Service at the Joint Program in Transfusion Medicine at Harvard University since [DATE]. Dr. Benjamin is a Board Member and Regional Director for North America for the International Society of Blood Transfusion, as well as an active member of the American Association of Blood Banks. He has also served on the DHHS Secretary’s Advisory Committee on Blood Safety and Availability in the U.S. from [DATE] to [DATE]. Dr. Benjamin is an Adjunct Associate Professor of Pathology at Georgetown University and author of over 100 peer-reviewed publications. He received his Ph.D. at Cambridge University, England in Immunology and completed post-doctoral research at Stanford University.

Chrystal N. Menard was appointed our Chief Legal Officer and General Counsel in December 2012. From August 2011 until October 2012, Ms. Menard was Senior Corporate Counsel at Zynga Inc. Prior to August 2011, Ms. Menard was a partner of the law firm presently named Cooley LLP, practicing corporate and securities law.

Carol M. Moore was promoted to Senior Vice President, Regulatory Affairs, Quality and Clinical in February 2013. From April 2008 to February 2013, Ms. Moore was our Vice President, Regulatory Affairs, Quality and Clinical. Prior to joining Cerus, Ms. Moore served in various roles at Bayer Corporation, most recently as Vice President, Worldwide Regulatory Affairs, for over 30 years focusing on the registration and regulatory compliance of Bayer’s biological and biotech products, health policy, and strategic planning.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The following Compensation Discussion and Analysis addresses the following topics:

•	executive summary of our compensation practices;

•	our compensation philosophy and objectives;

•	our process for setting executive compensation; and

•	our executive compensation components and decisions for the 2015 fiscal year.

The Named Executive Officers (NEOs) for the 2015 fiscal year were as follows:

Named Executive Officer	Title
William M. Greenman	President and Chief Executive Officer
Kevin D. Green	Vice President, Finance and Chief Financial Officer
Richard Benjamin(1)	Chief Medical Officer
Laurence M. Corash	Chief Scientific Officer
Carol M. Moore	Senior Vice President, Regulatory Affairs and Quality

(1)	Dr. Benjamin joined us in July 2015 as our Chief Medical Officer

EXECUTIVE SUMMARY

Our Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks, and also reflects a reasonable and responsible cost structure. The major aspects of our executive compensation program include the following:

•

Cash Bonuses for 2015 Based Principally on Corporate Performance. In line with our pay-for-performance philosophy, the Compensation Committee undertook a careful review of our corporate performance and strategic achievements against the goals under our Bonus Plan for Senior Management, or the Bonus Plan, for the 2015 performance year. Taking into account and weighing our relative corporate performance and strategic achievements, the Compensation Committee determined that for the 2015 performance period, the corporate performance goals and the strategic goals had generally been met at a combined fully-weighted attainment level of 80.0%.

•

Strong Pay-for-Performance Principles. We do not provide our NEOs with guaranteed salary increases or bonuses. Our NEOs must also meet expected levels of performance in order to continue serving as members of the executive team.

•

Responsible Severance and Change in Control Compensation. Our executive employment agreements and our change of control severance benefit plan, or the Severance Plan, in all cases require an involuntary termination for individuals to be eligible for any non-change of control related severance benefits or change of control related severance benefits, as applicable. The cash severance benefits are less than two times the annual base salary for all of our NEOs and we do not provide any tax gross-ups.

•

No Option Repricing Without Prior Stockholder Approval. Our current equity plans do not permit repricing of underwater stock options held by our NEOs or other employees without prior stockholder approval.

•

No Speculative Trading Activity. Our insider trading policy prohibits executives from engaging in speculative trading activities, including prohibiting any form of hedging or pledging their company securities as collateral. Accordingly, our executive officers may not hedge the economic risk of ownership of our common stock.

Approximately 96.2% and 94.7% of the votes cast approved our executive compensation described in our proxy statements for the 2014 and 2015 annual meetings, respectively. The Compensation Committee considered the result of the 2014 and 2015 stockholder advisory vote an endorsement of its compensation policies, practices and philosophy for our named executive officers and determined that no significant changes to our executives’ compensation for fiscal year 2015 were needed as a result of such votes.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

We believe that the performance of our executive officers has the potential to significantly impact our ability to achieve our corporate performance and strategic goals. We therefore give considerable thought to the design and administration of our executive officer compensation program. The Compensation Committee believes that the most effective compensation program is one that provides competitive base salary, rewards the achievement of established annual and long-term goals and objectives and provides an incentive for retention. At the same time, our Compensation Committee believes that an effective compensation program must maintain a reasonable and responsible cost structure.

Our executive compensation program is designed around the following principles:

•	develop compensation policies and practices that are consistent with Cerus’ strategic business objectives;

•	attract and retain qualified individuals and motivate those individuals to perform at the highest of professional levels that will contribute to our growth and success;

•	provide competitive compensation opportunities consistent with industry practices where we compete for talent;

•

design programs to retain key employees, reward past performance and incentivize future contributions, balancing both short and long-term financial and business objectives to build a sustainable and prosperous company;

•	maintain a reasonable and responsible cost structure; and

•	provide long-term incentive opportunities that continue to correlate employee contributions and rewards with stockholder value creation.

COMPENSATION SETTING PROCESS

Overview

When creating an executive’s overall compensation package, the Compensation Committee considers the different components of our compensation packages in light of the role the executive will play in achieving our near term and longer term goals, as well as the compensation packages provided to similarly situated executives at the companies we consider to be our peers. Performance-based cash compensation awards under our Bonus Plan are made based on the achievement of corporate performance and strategic goals designed to create incentives that we believe enhance executive performance, and may be adjusted to reflect the executive officer’s individual performance in executing his or her day-to-day tasks, as well as his or her contribution toward achieving our corporate performance and strategic goals. The corporate performance and strategic goals vary year-to-year, but generally include value-adding achievements such as meeting revenue and gross margin targets and timely completion of clinical, regulatory, sales, manufacturing and other operational and strategic undertakings.

Target Pay Positions/Mix of Pay

The components used to support our compensation objectives stated above are base salary, cash incentive awards under our Bonus Plan, equity awards and certain other benefits (discussed in greater detail below under “Executive Compensation Components and Decisions”). We use a combination of these pay elements to provide a competitive total compensation package to our executives. We do not specify a target percentage of the overall compensation to be represented by the various compensation elements. However, the Compensation Committee’s intention is that performance-based cash incentive compensation and long-term equity compensation are a significant part of the executive’s total compensation package, which historically has been true. As a result, approximately 50% or more of our NEOs total potential compensation has been “at risk” in any given fiscal year, including for 2015. Our Compensation Committee believes that having a significant portion of our executives’ compensation package be “at risk” has contributed to cultivating a culture in which our NEOs aggressively pursue our corporate performance and strategic goals as they know that their take home pay, to a large extent, depends upon our corporate performance and, to some extent, their contribution to that performance. At the same time, a significant portion of the “at risk” compensation is in the form of long-term equity incentives, which is designed to mitigate any risk that our executives will pursue short-term outcomes at the expense of long-term stockholder value. Employees in more senior roles have an increasing proportion of their potential compensation “at risk” and tied to performance because they are in a position to have greater influence on achieving our performance results. For example, 32.7% of our Chief Executive Officer’s total potential 2015 cash compensation was “at risk,” and 73.1% of his total potential 2015 compensation was “at risk.” For purposes of calculating the total potential 2015 compensation “at risk,” the Black-Scholes value on the applicable grant date was used for the options granted to our Chief Executive Officer as long-term equity incentive compensation.

Role of the Chief Executive Officer

The Chief Executive Officer does not participate in setting his own compensation and is specifically excluded from any discussions or deliberations related to his compensation package. However, the Chief Executive Officer recommends to the Compensation Committee for its approval, proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year, as well as provides input on the level of attainment of the prior year’s strategic goals, for purposes of determining awards under the Bonus Plan for all of our NEOs, including the Chief Executive Officer, as further described below. The Chief Executive Officer regularly provides input to the Compensation Committee during the course of the year regarding the performance and compensation of our other NEOs. The Chief Executive Officer is also delegated authority by the Compensation Committee to approve annual cash incentive bonuses to our non-executive officers in his discretion out of an aggregate annual cash bonus pool within limits previously approved by the Compensation Committee.

With respect to long-term equity compensation, the Compensation Committee has also delegated authority to our Chief Executive Officer, as the sole member of a Non-Officer Stock Option Committee, or NOSOC, to grant stock options to our non-officer employees within certain guidelines previously approved, without any further action required, by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-officer employees, including newly hired employees, within specified limits previously approved by the Compensation Committee. As part of its oversight function, the Compensation Committee reviews, on at least an annual basis, the option grants made by the NOSOC.

Compensation Committee Decision-Making Process

Typically, the Compensation Committee meets at least twice per year to make compensation decisions for our NEOs, with greater frequency if necessary. The Compensation Committee also meets and confers regularly in executive session without the presence of our executive team. The Compensation Committee met twice during 2015.

The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and our Vice President, Administration. From time to time, various members of our management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, all at our expense. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, and tax and accounting information. Prior to each meeting where compensation decisions are to be made with respect to our NEOs, the Vice President, Administration provides the Compensation Committee with tally sheets that set forth our NEOs historical base salary and bonus information covering the past ten years, or any shorter period of actual employment, as well as the executives’: (1) equity grant history; (2) vested and unvested potential gain on equity awards using projected stock prices at various points in time in the future; and (3) stock option exercise history, in each case during such ten year period, or any shorter period of actual employment. The tally sheets were reviewed as a touchstone or guide solely for the purposes of a subjective evaluation as to whether 2015 compensation levels were appropriate in light of the compensation levels in effect for prior years and whether the executive’s compensation was generally reflective of his or her increased level of experience and responsibilities. In determining 2015 compensation for our executive officers, the Compensation Committee considered the recommendations of our Chief Executive Officer with respect to the compensation of our other NEOs as stated above under the heading “Role of the Chief Executive Officer,” as well as each executive’s individual performance over the preceding year and the reports and benchmarking analysis described below under the heading “Use of Peer Group and Survey Data.”

The Compensation Committee ultimately approves the compensation packages for all NEOs, including the allocation of base salary, short-term performance-based cash incentive compensation and long-term equity incentive compensation, and the applicable target award levels as a percentage of base salary related to the short-term performance-based cash incentive compensation. Historically, the Compensation Committee has made its most significant adjustments to annual base compensation, determined cash and equity awards and established new performance objectives at one or more meetings held during the first and fourth quarters of the year. Generally, adjustments to the base salary of our executive officers are determined by the Compensation Committee in February of each year, with the adjustments becoming effective March 1st. As discussed more fully below, annual short-term performance-based cash awards are generally made in the first quarter of the year following the year in which services are performed. For the 2015 annual short-term performance-based cash award for our Chief Financial Officer, the Compensation Committee elected to defer determination of the amount of the award until completion of the audit of the Company’s 2015 financial results and the filing of the Company’s Annual Report on Form 10-K.

Since 2012 we have awarded annual option grants and, starting in 2016, restricted stock unit grants, in the first quarter of each year concurrent with the determination of cash compensation. This timing of our annual equity awards was selected so the Committee could review concurrently all components of executive compensation (base salary, Bonus Plan targets and corporate performance and strategic goal attainment levels, and long-term equity incentive awards) and make compensation determinations based upon the totality of the annual compensation package for the executive. Our general policy is to grant stock options and other equity awards on fixed dates determined in advance, although there are occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. Other than equity award grants to new hires, equity award grants to executive officers are generally approved once a year (typically in the first quarter of the year) unless an executive officer is promoted, in which case a grant will normally be made at the time of such promotion, or, in rare circumstances, for recognition of outstanding performance. With respect to annual equity award grants to our continuing executive officers, these grants are typically approved early in each fiscal year and prior to the date that our trading window is closed. Although our full annual financial and operating results are typically not disclosed prior to approval of annual equity award grants for our executive officers, the Compensation Committee is unaware of our annual financial and operating results at the time they approve the annual equity awards to our executive officers (and other employees). As a result, the timing of annual equity awards to our continuing executive officers is not coordinated in a manner that intentionally benefits our executive officers.

Generally, the Compensation Committee’s process for determining Bonus Plan awards involves two related elements: the determination of target award levels and the establishment of corporate performance and strategic goals for the current year. Per the terms of his employment agreement, Mr. Greenman’s target level for his short-term performance-based cash incentive compensation is set at 60% of his base salary. For the remaining NEOs, the applicable target level of base salary for the short-term incentive cash compensation award is recommended by the Chief Executive Officer, taking into consideration feedback from our external compensation consultant. The Chief Executive Officer’s recommendations are reviewed by the Compensation Committee, and the Compensation Committee either approves the bonus target levels as recommended or may modify the target levels of Bonus Plan awards after considering the peer group benchmarking data provided by Radford, with the goal of having annual Bonus Plan compensation, assuming the target bonus level is awarded, that is approximately the 50th percentile of that provided by our peer group with adjustments, as appropriate, depending on the executive’s role at Cerus. Bonus Plan compensation, combined with annual equity compensation, has historically resulted in more than 50% of our NEOs total potential compensation being “at risk.”

At the beginning of each year, corporate performance and strategic goals are recommended by our Chief Executive Officer and then reviewed and approved by the Compensation Committee and the full Board. After the corporate performance and strategic goals are approved, our Chief Executive Officer meets with each of our executive officers to set their individual personal goals for the upcoming year based on the input from, and discussion with, our Compensation Committee. Each of our NEO’s short-term incentive cash compensation package is directly tied to our corporate performance, with the Compensation Committee retaining the discretion to make adjustments based on its assessment of the executive’s personal performance for the performance year. The performance of all executive officers is evaluated in terms of meeting our corporate performance and strategic goals and their individual contributions to achieving those goals, which is then discussed with each of our executive officers during their annual review. Shortly after the end of each year, the Compensation Committee meets with our Chief Executive Officer to discuss and evaluate each of the corporate performance and strategic goals for the preceding year, whether such goals were attained and, if so, at what level. The Compensation Committee considers the recommendations provided by our Chief Executive Officer as to the determined level of attainment of our strategic goals for the preceding year, and considers whether to adopt the Chief Executive Officer’s recommendation or whether any adjustment should be made, before approving the attainment level. The Compensation Committee then reviews with our Chief Executive Officer the individual performance of each of our NEOs, other than our Chief Executive Officer, and whether any adjustments to their short-term incentive cash compensation awards under the Bonus Plan should be made. The Compensation Committee then meets in executive session without the presence of our Chief Executive Officer to review and evaluate our Chief Executive Officer’s performance for the preceding year and what, if any, adjustments should be made to his short-term incentive cash compensation award under the Bonus Plan.

Although compensation packages are reviewed on an annual basis, generally in the first quarter, the Chief Executive Officer and Compensation Committee regularly discuss the performance of our executive officers throughout the year. The Compensation Committee considers this ongoing feedback along with its annual review of all the NEOs individual performance when determining the appropriate levels of base salary and long-term equity incentive compensation awards for the following year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Role of Compensation Consultants

The Compensation Committee has engaged Radford, an AON Hewitt Consulting Company, referred to elsewhere as “Radford Consulting” as its compensation consultant since August 2011. Radford Consulting is an independent consulting firm that specializes in executive compensation consulting. The Compensation Committee selected Radford Consulting after considering a number of other national compensation consulting firms. The Compensation Committee selected Radford Consulting because of their expertise with life sciences companies and the rapport they established with the Compensation Committee during the screening process. Radford Consulting provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection;

•	compensation practices of our peer group;

•	compensation programs for executives and broad-based employees; and

•	stock utilization and other metrics.

In addition to engaging their consulting services, we subscribe to both Radford Consulting’s annual Global Life Science and Global Sales compensation survey data on an ongoing basis. As previously discussed, the Compensation Committee regularly meets in executive session to discuss executive compensation issues. Radford Consulting may be asked to participate in, and has in the past attended, meetings of the Compensation Committee. Radford Consulting reports directly to the Compensation Committee rather than to management, although they have in the past met with management for purposes of gathering information for their analyses and recommendations and may continue to do so in the future. In October 2014, the Compensation Committee engaged Radford Consulting to update its analysis in connection with the 2015 executive compensation determinations.

Use of Peer Group and Survey Data

The Compensation Committee regularly considers the appropriate pay scales for our NEOs and, as part of that process, considers compensation levels provided by comparable, or peer, companies in order to ensure that total compensation is competitive with salaries paid within the industry and is appropriate given the executive’s level of responsibilities. However, the Compensation Committee recognizes that consideration of such comparative data alone is an imperfect tool for establishing competitive compensation packages as the job responsibilities of persons with similar titles may vary significantly from company to company, and that a person’s title is not necessarily descriptive of a person’s duties. Therefore, the Compensation Committee also considers the scope and complexity of the executive positions of those peer companies and compares these positions to the scope and complexity of our executive positions before setting compensation levels. The Compensation Committee conducts an assessment of the compensation being paid to our executives in light of the compensation being paid to persons performing duties of similar scope and complexity at the peer companies. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions. The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executives.

As part of the October 2014 engagement, the Compensation Committee requested that Radford Consulting update for 2015 the peer group we use for purposes of assisting the Compensation Committee in setting executive compensation levels. As a result, Radford Consulting, working closely with the Compensation Committee and management, ultimately selected a peer group consisting of 22 companies based on the following selection criteria:

•	late development stage biopharmaceutical companies (Phase III or pre-NDA to marketed products);

•	companies with less than $125 million in annual revenue;

•	companies with 50 to 300 employees, as compared to our 140 employees as of the time of their update; and

•	companies with market capitalizations of between $100 million and $1 billion, as compared to our approximate market capitalization of $325 million as of the time of their update.

In applying these revised peer group selection criteria, Radford identified seven companies to be discussed by the Compensation Committee and potentially removed from the peer group list. Based on Radford’s recommendation, the Compensation Committee approved removing the following five companies from the revised peer group list because their market capitalization was outside of the new suggested range and these companies had originally been selected when we only had approximately $36 million in trailing twelve month revenue, approximately 140 employees and a market value of approximately $325 million:

Anacor Pharmaceuticals, Inc.	Dyax Corporation
AVANIR Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
Cytori Therapeutics, Inc.

In addition, Cadence Pharmaceuticals and Idenix Pharmaceuticals were acquired by other companies and therefore removed from the revised peer group list.

To replace these seven companies, Radford presented seven possible additions to the revised peer group list. After several discussions with Radford, management and amongst themselves, the Compensation Committee decided to add the following seven companies to the revised peer group: Corcept Therapeutics, CTI BioPharma, Galena Biopharma, Hyperion Therapeutics, Raptor Pharmaceuticals, Supernus Pharmaceuticals and VIVUS. Thus, the following 22 peer group companies were selected by the Compensation Committee for use in setting executive compensation levels for 2015:

AMAG Pharmaceuticals, Inc.	Hyperion Therapeutics, Inc.
Anika Therapeutics, Inc.	Immunomedics, Inc.
Antares Pharmaceuticals, Inc.	Ligand Pharmaceuticals, Inc.
Corcept Therapeutics Incorporated	Raptor Pharmaceuticals Corp.
CTI BioPharma Corp.	SciClone Pharmaceuticals, Inc.
Cytokinetics, Inc.	Sucampo Pharmaceuticals, Inc.
Depomed, Inc.	Supernus Pharmaceuticals, Inc.
DURECT Corporation	VIVUS, Inc.
Dynavax Technologies Corporation	XenoPort, Inc.
Galena Biopharma, Inc.	XOMA Corporation
Geron Corporation	Zogenix, Inc.

Radford Consulting analyzed the 2014 compensation practices of the revised peer group in order to assist the Compensation Committee in determining appropriate 2015 NEO compensation levels. Radford Consulting prepared an extensive analysis of the compensation practices of the 22 peer companies as reported in their proxy statements for the prior fiscal year, and offered additional analysis based on the compensation practices of a broader group of life science companies, a subset of what is included in the Radford Life Science Survey for biotechnology and life science companies with 50 to 300 employees. We use this survey data to determine market trends, to verify that the peer group data for NEO compensation is consistent with overall compensation trends, and to set compensation levels for our non-executive employees. Radford Consulting delivered its report to the Compensation Committee in January 2015, and also included anticipated 2015 compensation trends in its analysis.

The Compensation Committee referenced the cash and equity compensation components analyzed in Radford Consulting’s report, combined with its review of each executive officer’s past individual performance, level of responsibility and anticipated future contributions to Cerus, in setting executive base salary and long-term equity compensation awards for 2015. The Compensation Committee believes that relying upon the peer group comparative data alone is not sufficient for setting compensation levels but is important as a reference point in making compensation-related decisions. After considering the results of Radford Consulting’s report, the Compensation Committee felt it was appropriate to continue to generally reference approximately the 50th percentile of the peer group for base salary, the 50th percentile of the peer group for the annual incentive bonus target, and has historically used the 60th percentile of the peer group for equity compensation in making annual compensation decisions. The 50th percentiles of the peer group for the base salary levels and the annual incentive bonus target levels were selected as reference points by the Compensation Committee in determining whether the total target cash compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to our peer group. The Compensation Committee determined to generally reference the 60th percentile of our peer group in determining equity compensation levels in order to have a significant portion of the NEOs compensation “at risk” and aligned with the interests of our stockholders. This 60th percentile level is the same level generally approved for the total equity pool to be allocated among all of our employees for 2015. However, in 2015, the Compensation Committee largely focused on pay equity considerations, resulting in roughly equivalent grants to our NEOs other than our CEO. The Compensation Committee also determined that the unvested options for our NEOs, other than Dr. Benjamin, were valued, on average, at 1.5x of their respective base salaries, with Mr. Greenman at 2.0x, Dr. Corash at 1.1x, Ms. Moore at 1.3x and Mr. Green at 0.9x. The Compensation Committee determined that the 60th percentile of our peer group continued to be the appropriate reference point in establishing 2015 equity grant levels in order to continue to have a significant portion of our NEOs compensation be “at risk.”

EXECUTIVE COMPENSATION COMPONENTS AND DECISIONS

2015 Executive Compensation Summary

The following table summarizes our approved 2015 base salaries, targeted annual incentive bonuses and annual equity awards for our named executive officers:

2015 Executive Compensation Summary

Name	Base Salary(1)	Incentive Bonus Target	Number of Stock Options Awarded
William M. Greenman	$560,000	60%	500,000
Kevin D. Green	$340,000	40%	150,000
Richard Benjamin(2)	$380,000	40%	350,000
Laurence M. Corash	$410,000	40%	155,000	(3)
Carol M. Moore	$336,190	40%	165,000

(1)	Effective March 1, 2015.
(2)	Dr. Benjamin joined us in July 2015.
(3)	Does not include a 50,000 share retention stock option granted in June 2015.

2015 Base Salary

The purpose of base salary is to provide a level of fixed compensation to our NEOs in order to attract and retain executives with the qualifications desired for the particular position, while still targeting having approximately 50% or more of their total compensation “at risk.” For 2015, the Compensation Committee’s aim, in line with Cerus’ general philosophy to set target compensation levels that are competitive while maintaining a reasonable cost structure, was to initially determine base salaries by referencing the 50th percentile of the compensation paid to similarly situated executives employed by the peer group companies for target level performance, but making adjustments from the 50th percentile to reflect the executive’s level of experience and actual responsibilities. Each year, we generally tend to make modest increases in base salary for executive officers, except where an individual’s base salary is found to be significantly below market when compared to the selected peer group, in which case a larger increase may be warranted. The Compensation Committee reviews base salary annually, and considers adjusting base salaries to reflect annual base salary increase trend data provided by the compensation consultants. These guidelines are used throughout our company in determining appropriate base salary increases for all of our employees. In February 2015, our Compensation

Committee approved 2015 base salaries, as well as 2015 bonus targets and stock option grant awards, for our executive officers. Salary increases were effective as of March 1, 2015 and took into account base salary increase trend data provided by Radford Consulting (which for 2015 was approximately 3.0%).

Named Executive Officer	2014 Base Salary ($)	Base salary Increase for 2015	2015 Base Salary ($)	Peer Group Reference Percentile (approx.)
William M. Greenman	$525,000	6.67%	$560,000	50th – 60th percentile
Kevin D. Green	$313,160	8.57%	$340,000	25th – 50th percentile
Richard Benjamin(1)	N/A	N/A	$380,000	50th percentile
Laurence M. Corash	$407,863	0.52%	$410,000	60th – 75th percentile
Carol M. Moore	$326,398	3.00%	$336,190	75th percentile

(1)	Dr. Benjamin joined us in July 2015.

The Compensation Committee also considered our executives’ relative level of experience and responsibilities in setting 2015 base salaries. For example, for 2015, Mr. Greenman received a 6.67% base salary increase, which resulted in his 2015 base salary being slightly above the 50th percentile for chief executive officers at our peer companies. The Committee felt that this increase reflected the level of Mr. Greenman’s responsibilities, given his time in the role and provides opportunity for future, equally meaningful base salary increases as Mr. Greenman’s experience in the role continues to increase. Similarly, Mr. Green received a 8.57% increase to his base salary, which resulted in his 2015 base salary being between the 25th and 50th percentile of executives in similar roles at our peer companies, reflecting incremental increases to his base salary to bring it more in line with the base compensation for the chief financial officer position, at our peer companies and providing opportunity for future meaningful base salary increases as Mr. Green’s experience in the role grows. Dr. Benjamin’s base salary was set at the 50th percentile when he was hired. Dr. Corash received a lower base salary increase of 0.52% given his then existing base salary, resulting in his base salary being at approximately the 75th percentile. Ms. Moore received a 3.0% increase to their base salary, which resulted in Ms. Moore’s 2015 base salary being set slightly above the 75th percentile of executives in similar roles at our peer companies. Although Ms. Moore’s base salary was set above the referenced 50th percentile of the peer group, the Compensation Committee felt that a 3.0% increase was appropriate given her years of experience and the breadth of her responsibilities overseeing the regulatory and quality functions. The Compensation Committee determined that these adjustments to the executive’s base salaries and deviation from the 50th percentile peer group levels were appropriate in all circumstances given each executive’s respective level of experience and responsibilities, and reflective of market trends for base salary increases.

Bonus Plan for 2015

It is the Compensation Committee’s objective to have a substantial portion of each NEO’s cash incentive compensation contingent upon our performance, while retaining the discretion to modify awards to reflect the NEO’s individual level of performance and contribution towards our corporate performance. This allows our executive officers to receive performance-based cash compensation in the event certain specified corporate performance and strategic objectives are achieved, while recognizing the individual contributions toward those objectives. We provide short-term performance-based incentive compensation to our NEOs under the Bonus Plan.

Payouts under the Bonus Plan are generally made based upon the achievement of corporate performance and strategic objectives that are specified at the beginning of the performance period. However, the Compensation Committee has the discretion to take into account significant corporate events and other significant accomplishments that were not contemplated at the beginning of the performance period in determining the extent to which the strategic goals were satisfied. Likewise, the Compensation Committee also has the discretion to modify or otherwise change the corporate performance and strategic objectives during the applicable calendar year to take into account circumstances then existing. In determining the actual cash bonuses, the Compensation Committee may also exercise its negative discretion to revise the cash bonuses that would otherwise have been paid under the Bonus Plan based on our level of attainment of our corporate performance and strategic objectives to reflect subsequent developments. For 2015, proposed corporate performance and strategic objectives were submitted to the Compensation Committee in writing by the Chief Executive Officer for approval by the Compensation Committee and the entire Board in the first quarter of the year.

At the beginning of 2015, the Compensation Committee, with input from the Chief Executive Officer (except with respect to his own target bonus percentage), determined not to make any changes in the target bonus percentages for each executive officer from the target bonus percentages that were in effect for 2014. The target bonus opportunity represents the annual cash bonus the executive would be eligible to receive under the Bonus Plan if all of the company’s goals were 100% achieved. The target bonus percentage for Mr. Greenman was 60% of base salary and for the rest of the NEOs, the target bonus percentage was 40% of base salary. The factors the Compensation Committee evaluated in determining the payouts under the Bonus Plan are described below. The Compensation Committee believed these factors were the best indicators of the achievement of the execution of our operating plan and were the factors that were the most critical to increasing the value of our common stock. These factors, therefore, were believed to best align the financial interests of our NEOs with those of our stockholders.

Corporate Performance

Corporate performance accounted for 85% of our 2015 Bonus Plan performance payout. The Compensation Committee assigned a payout rate of 65% with respect to corporate performance for 2015 based on achieving the following objectives (and their relative weight):

•	Approximately 15 customer contracts entered into in 2015 with U.S. customers (15%);

•

The studies and regulatory submissions related to our efforts to expand our label claims for the platelet and plasma systems in the U.S., as well as submission of regulatory dossiers for the platelet and plasma systems in Canada, Brazil and China (15%);

•	Progress on the planned red blood cell CE Mark submission in Europe (10%);

•	A successful financing outcome as a result of our public offering in January 2015 which resulted in net proceeds of approximately $75.4 million (15%); and

•	The amendment and extension of our manufacturing agreement with Fresenius Kabi on terms generally favorable to us, as well the implementation of a capacity and business continuity plan (10%).

The Compensation Committee determined that we did not meet our corporate performance goals with respect to meeting our revenue guidance or improving our gross margins, which were weighted 15% and 5%, respectively.

Strategic Goals

Strategic goals accounted for 15% of our 2015 Bonus Plan payout. The Compensation Committee looked at the following factors when assessing whether our strategic goals were achieved:

•

The progress of our sales and marketing teams in creating demand and our medical science liaison teams in educating the market on the benefits of pathogen reduction technologies, as well as obtaining reimbursement codes for our platelet product that represent a premium over conventional apheresis platelets of approximately 33%, as well as other activities related to U.S. platelet and plasma launch execution;

•	The progress of our development and manufacturing teams on red blood cell launch readiness in Europe; and

•	Management’s efforts with respect to capitalizing on new product and market opportunities.

Based on the foregoing, the Compensation Committee determined that we met 100% of our strategic goals (or 15% of our total 2015 Bonus Plan performance payout). Thus, the Compensation Committee determined, in its sole discretion, that we had achieved our corporate performance and strategic goals at a combined level of 80% performance goal attainment under our Bonus Plan for 2015.

Calculation of 2015 Bonus Plan Awards

Based on the above results, the Compensation Committee applied the 80% performance score to the target bonus levels of each of the executives other than the Chief Executive Officer to determine the aggregate size of the total bonus pool available for all such executives. Consistent with the terms of the Bonus Plan, this bonus pool was then allocated by the Chief Executive Officer with respect to the other eligible executives and submitted to the Compensation Committee for approval. However, the approval of the Chief Executive Officer’s bonus was determined separately and solely by the Compensation Committee, and the Chief Executive Officer had no involvement in making such determination.

Cash incentive performance awards earned by our NEOs under the Bonus Plan for 2015 performance were as follows:

Named Executive Officer	Target Bonus Level ($)	Actual Bonus Earned($)	Actual Bonus Earned as a % of Target Bonus Level
William M. Greenman	$336,000	$268,800	80.0%
Kevin D. Green	$136,000	$125,120	92.0%
Richard Benjamin(1)	$76,000	$60,800	80.0%
Laurence M. Corash	$164,000	$118,080	72.0%
Carol M. Moore	$134,476	$96,823	72.0%

(1)	Dr. Benjamin started with us in July 2015. The table reflects the prorated portion of the amount he was eligible to receive based on his time with us.

The Compensation Committee determined that Mr. Green, who serves as our principal financial and accounting officer, should receive an allocation of 92.0% of his target bonus amount as a result of his extraordinary efforts in remediating the material weaknesses in our internal controls over financial reporting identified in connection with the audit of our 2014 financial results, as well as his efforts in connection with the January 2015 public offering. Dr. Corash and Ms. Moore each received an allocation of 72.0% of their bonus targets, reflecting certain delays in progressing our clinical studies with respect to our red blood cell program.

2015 Long-Term Incentive Compensation

In addition to salary and short-term incentive compensation, we provide our executive officers with long-term performance incentives, which has historically typically been in the form of stock options. Stock options are intended to foster the long-term perspective we believe is necessary for our continued success by creating a strong, direct link between our NEOs’ compensation and our stock price appreciation. Because the executive must pay a cash exercise price equal to the value of the stock on the date the option is granted, the executive will only receive value from the award if the value of our stock increases following the option grant date. The Compensation Committee also awards stock options because it believes that if our officers own shares of our common stock with value that is significant to them, but which value cannot be immediately realized, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Our stock option awards are granted subject to vesting restrictions, so they are earned over a period of years during the executive’s continued service with us following the option grant date. The Compensation Committee also believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and other employees. In 2016, the Compensation Committee determined to add time-based restricted stock units to our annual grants for executives, in part because the Compensation Committee believes that long-term equity awards composed of a mix of stock options and restricted stock units may better align our executive officers’ interests with those of our stockholders by minimizing the incentive for inappropriate short-term risk taking at the expense of realizing long-term value. Restricted stock units generally cover fewer shares than the stock options that we would otherwise grant to deliver a similar value to an executive officer. As a result, restricted stock units enable the company to minimize dilution to stockholders. Both stock options and restricted stock units vest over time, thereby increasing retention value.

In February 2015, the Compensation Committee approved annual option grants to our NEOs, other than Dr. Benjamin who joined us in July 2015. The Compensation Committee determined to grant 2015 equity awards to our NEOs at levels sufficiently large enough to approximate the referenced equity compensation levels provided by our peers, while conserving the number of shares available for future issuance under the 2008 Plan. The Compensation Committee largely took into pay equity concerns into consideration when establishing awards, which resulted in roughly equal awards to Mr. Green, Dr. Corash and Ms. Moore.

Option grants to our NEOs in 2015 were as follows:

Named Executive Officer	Option Shares
William M. Greenman	500,000
Kevin D. Green	150,000
Richard Benjamin(1)	350,000
Laurence M. Corash(2)	155,000
Carol M. Moore	165,000

(1)	Dr. Benjamin started with us in July 2015. His option grant reflects a larger grant to him as a newly hired executive in order to give him a sufficient equity stake in Cerus to align his interests with that of our stockholders, as well as to incentivize him to join us.
(2)	Does not include a 50,000 share retention stock option granted in June 2015.

Stock options granted under our 2008 Plan generally have a ten-year term. Except with respect to the years of service awards that vest at the end of the quarter in which they are granted, these stock options typically have six month cliff vesting and thereafter vest monthly over the following 42 months and are therefore fully exercisable within four years of the grant date. The exercise price of options granted under the 2008 Plan is the closing price per share on the date of grant. We typically grant options at the commencement of employment and annually thereafter. Beginning in December 2011, the Committee changed the timing of the annual option grant award to occur concurrently with the review of executive cash compensation, which typically occurs in February, with a grant date of March 1st. In awarding stock options, the Compensation Committee considers individual performance, overall contribution, executive officer retention, the number of unvested stock options and restricted stock units currently held by the executive, the total number of stock options and restricted stock units available for grant, and the levels of equity compensation provided by our peer companies to executives in similar positions. From time to time, the Compensation Committee may award a retention stock option grant to an employee. In June 2015, the Compensation Committee approved a retention stock option grant to Dr. Corash for 50,000 shares to ensure that Dr. Corash remains fully engaged and incentivized over the next several years, particularly as it relates to his leadership in the areas of lobbying, Phase 4 study execution, and development of global blood safety policy standards. Dr. Corash’s retention grant has a two year vesting cliff and thereafter vests monthly over the following 24 months. Consistent with our grant practices, the exercise price of the grant was the closing price per share on the date of grant and the option expires at the end of a ten-year term.

Change of Control and Severance Benefits

Mr. Green, Dr. Corash, Dr. Benjamin and Ms. Moore are each participants in our change of control severance plan, referred to elsewhere as the Severance Plan, and we have an employment agreement with Mr. Greenman, in each case providing for certain change of control related severance benefits. For more information regarding our change of control related severance benefits, please see the section below entitled

“Employment, Severance and Change of Control Agreements.” The Compensation Committee believes that these change of control related severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a change of control. Change of control benefits under Mr. Greenman’s employment agreement and the Severance Plan, including stock award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change of control in order for the change of control benefits to become due. The Compensation Committee believes that the events triggering payment, comprising both a change of control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the Compensation Committee’s belief that providing change of control benefits should eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of our stockholders.

The severance benefits for Messrs. Greenman and Green contained in their employment agreements also provides for certain non-change of control related severance benefits in the event of an involuntary termination without cause or a constructive termination, including continued payment of salary and healthcare benefits and full acceleration of stock options, in exchange for a general release of claims. Our Board and Compensation Committee believe that the non-change of control related severance benefits provided to our NEOs are an important element of their retention and motivation and are consistent with compensation arrangements provided in a competitive market for executive talent. It is further believed that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in the best interests of the company.

Other Benefits

We provide our executive officers with other benefits that we believe are reasonable and consistent with, or less than, what our peer group offers its executive officers and that help us to attract and retain high quality executives. The Compensation Committee periodically reviews the levels of benefits provided to our executive officers to ensure they remain reasonable and consistent with our compensation philosophy.

Our NEOs are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the 1996 Employee Stock Purchase Plan, in each case on the same basis as our other employees. We do not currently offer pension or other retirement benefits for our NEOs other than the 401(k) Plan.

In connection with his joining the Company, Dr. Benjamin relocated from Potomac, Maryland to our headquarters in Concord, California. We reimbursed Dr. Benjamin $123,917 in 2015 for certain relocation expenses in connection with his relocation. All or a portion of the relocation benefits are subject to repayment by Dr. Benjamin in the event of his termination of employment due to resignation or a termination for cause within the one year period following his commencement of employment in July 2015. The Compensation Committee determined that providing these relocation benefits was appropriate in order to offset the costs Dr. Benjamin would have to incur in connection with his relocation to our headquarters and necessary as an inducement to his joining the Company as our Chief Medical Officer.

Risk Analysis

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. The design of our compensation policies and programs encourage our employees to remain focused on both the short- and long-term goals of the company. For example, while our Bonus Plan measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject. Notwithstanding the fact that we do not have a policy to recover cash bonuses, our Compensation Committee carefully monitors the Company’s financial results and retains the discretion to revise the cash bonuses that would otherwise have been paid under the Bonus Plan based on our level of attainment of our corporate and strategic goals to reflect subsequent developments.

Accounting and Tax Considerations

We account for stock-based awards exchanged for employee services in accordance with the Compensation—Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Code limits our deduction for federal income tax purposes to no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Although we have not previously paid any executive officer in a taxable year, compensation that is subject to the deduction limit in excess of $1.0 million, such compensation in future years may exceed such deduction limits. While the Compensation Committee is mindful of the potential benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible and approval of compensation, including the grant of stock options or other “performance-based compensation” to our executive officers, by the Compensation Committee is not a guarantee of deductibility under the Code. We and the Compensation Committee intend to continue to evaluate the effects of the compensation limits of Section 162(m) of the Code and to grant compensation awards in the future in a manner consistent with the best interests of the company and our stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation earned by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers at December 31, 2015. We refer to these individuals in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE—FISCAL 2015, 2014 AND 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
William M. Greenman	2015	554,167	—	1,239,000	268,800	810	(3)	2,062,777
President and	2014	520,833	—	1,175,720	244,125	810		1,941,488
Chief Executive Officer	2013	495,833	—	771,069	183,000	810		1,450,712

Kevin D. Green	2015	335,562	—	371,700	125,120	7,079	(4)	839,461
Vice President, Finance and	2014	307,568	790	452,200	54,800	840		816,198
Chief Financial Officer	2013	276,969	—	197,710	65,000	990		540,669

Richard Benjamin(5)	2015	178,551		920,395	60,800	124,981	(6)	1,284,727
Chief Medical Officer

Laurence M. Corash	2015	409,644	—	527,820	118,080	11,424	(7)	1,066,968
Chief Scientific Officer	2014	406,530	20,000	488,376	134,600	11,724		1,061,230
	2013	398,240	—	336,107	90,000	7,308		831,655

Carol M. Moore	2015	334,558	—	408,870	96,823	6,858	(3)	847,109
Senior Vice President,	2014	324,814	50,790	488,376	114,200	3,564		981,744
Regulatory Affairs and Quality	2013	315,352	—	336,107	71,000	4,014		726,473

(1)	Represent the aggregate grant date fair value of stock option awards for the applicable fiscal year calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value of stock option awards are set forth Note 13 “Stock-Based Compensation” in our Form 10-K for the year ended December 31, 2015.
(2)	The dollar amounts in this column represent the cash bonus awarded under our Bonus Plan for the indicated fiscal year.
(3)	Represents group-term life insurance premiums that we paid.
(4)	Represents group-term life insurance premiums in the amount of $540 and vacation cash out of $6,539.
(5)	Dr. Benjamin joined us in July 2015.
(6)	Represents group-term life insurance premiums in the amount of $1,064 and relocation reimbursements of $123,917.
(7)	Represents group-term life insurance premiums in the amount of $11,124 and reimbursed gym membership fees in the amount of $300.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to our named executive officers in 2015.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
William M. Greenman			336,000
	3/2/2015	2/9/2015	—		500,000	4.46	1,239,000
Kevin D. Green			136,000
	3/2/2015	2/9/2015	—		150,000	4.46	371,100
Richard Benjamin			76,000	(4)
	9/1/2015	8/7/2015	—		350,000	4.72	920,395
Laurence M. Corash			164,000
	3/2/2015	2/9/2015	—		155,000	4.46	384,090
	6/1/2015	5/29/2015	—		50,000	5.13	143,370
Carol Moore			134,476
	3/2/2015	2/9/2015	—		165,000	4.46	408,870

(1)	The amounts shown reflect the target bonus awards for the fiscal year ended December 31, 2015 under the Bonus Plan based on our performance. The actual cash bonus award payments made pursuant to our Bonus Plan are reflected in the “Summary Compensation Table” above; accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2015. “Target” represents 40% of the base salary in effect at the time payment is made for Kevin Green, Laurence Corash, Richard Benjamin and Carol Moore. See also footnote (4) below. “Target” for our Chief Executive Officer represents 60% of his base salary in effect at the time payment is made. For a description of our Bonus Plan, please see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Bonus Plan for 2015.”
(2)	Options were granted with an exercise price equal to 100% of the fair market value on the date of grant. For a description of the terms of the options granted in 2015, please see “Employment Agreements and Arrangements—Option Awards” below.
(3)	Represents the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value are set forth Note 13 “Stock-Based Compensation” in our Form 10-K for the year ended December 31, 2015.
(4)	Dr. Benjamin joined us in July 2015. The amounts set forth in the table reflect the pro-rated amount of the award for which Dr. Benjamin was eligible to receive.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Employment Agreements. Each of our named executive officers has entered into written employment agreements with us. For a description of these employment agreements, please see the section of this proxy statement under the heading “Employment, Severance and Change of Control Agreements” below.

Annual Bonus Plan. Our Bonus Plan for Senior Management of Cerus Corporation and our International Bonus Plan, which together are referred to as the Bonus Plan, provide for annual bonus award opportunities to reward executive officers for performance in the prior fiscal year.

Option Awards. In addition to salary and short-term incentive compensation under our Bonus Plan, we provide our executive officers with long-term incentives, in the form of stock options. Stock options in 2015 were granted under our 2008 Plan and generally have a ten-year term. These stock options vest, subject to continued service with us, as to 12.5% of the shares subject to the award on the six month anniversary of the vesting commencement date and then in 42 equal monthly installments thereafter and are therefore fully exercisable within four years of the grant date. All options granted in 2015 were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

Change of Control and Severance Plans. The employment agreements referred to above provide for severance benefits, which are described in more detail under the heading “Employment, Severance and Change of Control Agreements” below. In addition, effective September 2005, and amended and restated as of December 11, 2008, we adopted a change of control severance benefit plan, or the Severance Plan, that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control and is described in more detail under the heading “Employment, Severance and Change of Control Agreements” below. Each of Drs. Corash and Benjamin, Mr. Green and Ms. Moore are participants in the Severance Plan.

401(k) Plan. Our 401(k) Profit Sharing Plan, or the 401(k) Plan, enables eligible employees to save for retirement. As well as retirement benefits, the 401(k) Plan provides certain benefits in the event of death, disability, or other termination of employment. The 401(k) Plan is for the exclusive benefit of eligible employees and their beneficiaries. The 401(k) Plan allows employees to shelter a percentage of their income from taxes and choose from a number of investment funds while saving for retirement. All employees who are not residents of Puerto Rico, covered by a collective bargaining agreement for which retirement benefits have been the subject of good faith negotiations, a leased employee or a nonresident alien with no income from a U.S. source are eligible to participate in the 401(k) Plan on the first day of the month following their date of hire. Enrollments are effective and contributions can begin on the first day of the month after hire. The 401(k) Plan has a rollover feature and also allows for borrowing against the balance in the account. Employees can make pre-tax dollar contributions of up to 60% of their eligible pay up to a maximum cap established by the IRS unless their participation level is limited by IRS non-discrimination testing requirements.

A variety of investment funds are available and money can be allocated among them as employees wish, in any percentage increments. Deferral amount elections may be made and/or changed on a monthly basis. With some limitations, employees may change their investment choices daily.

Other Compensatory Arrangements. For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Other Benefits” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2015, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William M. Greenman	55,000	—		5.55	10/1/2016
	30,000	—		8.73	9/30/2017
	40,000	—		4.19	9/30/2018
	150,000	—		0.79	1/11/2019
	100	—		1.06	4/22/2019
	40,000	—		2.15	9/30/2019
	100,000	—		3.00	8/31/2020
	550,000	—		2.70	4/18/2021
	100,000	—		2.08	8/31/2021
	356,250	23,750	(1)	3.75	2/28/2022
	268,125	121,875	(2)	3.66	2/28/2023
	142,187	182,813	(3)	6.28	3/2/2024
	93,750	406,250	(4)	4.46	3/1/2025

Kevin D. Green	25,000	—		10.15	1/2/2016
	6,150	—		5.55	10/1/2016
	7,500	—		8.73	9/30/2017
	11,000	—		4.19	9/30/2018
	23,000	—		0.79	1/11/2019
	50,000	—		1.05	4/30/2019
	25,000	—		2.15	9/30/2019
	50,000	—		3.00	8/31/2020
	50	—		2.48	1/2/2021
	80,000	—		2.08	8/31/2021
	89,062	5,938	(1)	3.75	2/28/2022
	68,750	31,250	(2)	3.66	2/28/2023
	54,687	70,313	(3)	6.28	3/2/2024
	28,125	121,875	(4)	4.46	3/1/2025

Laurence M. Corash	30,000	—		5.55	10/1/2016
	30,000	—		8.73	9/30/2017
	35,000	—		4.19	9/30/2018
	16,250	—		2.08	8/31/2021
	121,875	8,125	(1)	3.75	2/28/2022
	66,875	53,125	(2)	3.66	2/28/2023
	59,062	75,938	(3)	6.28	3/2/2024
	29,062	125,938	(4)	4.46	3/1/2025
	—	50,000	(5)	5.13	5/31/2025

Richard Benjamin	—	350,000	(6)	4.72	8/31/2025

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Carol Moore	100,000	—		5.77	3/31/2018
	20,000	—		4.19	9/30/2018
	75,000	—		0.79	1/11/2019
	30,000	—		2.15	9/30/2019
	60,000	—		3.00	8/31/2020
	25	—		2.48	1/2/2021
	130,000	—		2.08	8/31/2021
	103,125	6,875	(1)	3.75	2/28/2022
	116,875	53,125	(2)	3.66	2/28/2023
	59,062	75,938	(3)	6.28	3/2/2024
	30,937	134,063	(4)	4.46	3/1/2025

(1)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2012, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(2)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2013, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(3)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2014, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(4)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2015, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(5)	The shares subject to this stock option award vest as to 50% of the shares on June 1, 2017, and vest as to the remainder of the shares in 24 equal monthly installments thereafter.
(6)	The shares subject to this stock option award vest as to 12.5% of the shares on January 13, 2016, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2015, certain information regarding option exercises during the last fiscal year with respect to our named executive officers. No shares of stock, including restricted stock, restricted stock units or similar instruments, vested during 2015.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2015

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
William M. Greenman	—	—
Kevin D. Green	—	—
Laurence M. Corash	141,250	271,907
Richard Benjamin	—	—
Carol M. Moore	—	—

(1)	The shares subject to this option award were exercised and held. The value realized on exercise is calculated based on the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Except as set forth below, we do not have employment agreements currently in effect with any of our named executive officers. However, from time to time, we have provided an offer letter in connection with an executive officer’s commencement of employment, which describes such executive officer’s initial terms of employment.

William M. Greenman, our President and Chief Executive Officer, is a party to an agreement with us, dated as of May 12, 2011, which provides for an initial annual base salary of $415,000 and participation in our Bonus Plan, with a target bonus of 60% of Mr. Greenman’s base salary. In connection with his appointment as our President and Chief Executive Officer, Mr. Greenman was granted an option, pursuant to the 2008 Plan, to purchase 550,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The stock option vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. The agreement also provides that, in the event Mr. Greenman’s employment is terminated by us without cause, subject to his execution of a release of claims, and in each case other than within 12 months following a change of control, he will be entitled to receive severance pay equal to 12 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s stock options will accelerate in full as of the date of termination.

In the event Mr. Greenman’s employment is terminated by us without cause or by him as a good reason resignation within 12 months following a change in control, subject to his execution of a release of claims, he will be entitled to receive severance pay equal to 18 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of a lump sum on the first regular payroll date following the effective date of the release, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 18 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s stock options will accelerate in full as of the date of termination.

Kevin D. Green, our Vice President, Finance and Chief Financial Officer, is a party to an agreement with us, dated as of May 1, 2009, which provides for an initial annual base salary of $220,000, participation in our Bonus Plan and the grant of an option, pursuant to the 2008 Plan, to purchase 50,000 shares of our common stock. The option has an exercise price equal to the fair market value of our common stock on the date of grant and vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. The agreement also provides that, in the event Mr. Green’s employment is terminated by us without cause, subject to his execution of a release of claims, and in each case other than within 12 months following a change of control, he will be entitled to receive severance pay equal to six months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for six months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Green’s stock options will accelerate in full as of the date of termination. Mr. Green is also a participant in our a change of control severance benefit plan, or the Severance Plan, which provides for compensation payable to him in the event his employment is terminated following a change of control.

Laurence M. Corash, our Chief Scientific Officer, is a party to an agreement with us, dated as of March 2, 2010, pursuant to which Dr. Corash is eligible to receive the following compensation, effective as of March 1, 2010:

•	a semi-monthly initial base salary of $15,625.00, for an initial annual base salary of $375,000.00;

•

continued participation in the Bonus Plan, subject to the terms, conditions and limitations of the Bonus Plan, with the cash bonus, should one be awarded, paid pursuant to the terms of the Bonus Plan; and

•	Dr. Corash is also a participant in the Severance Plan, which provides for compensation payable to him in the event his employment is terminated following a change of control.

Severance Plan. Effective September 2005 and amended and restated as of December 11, 2008, we adopted the Severance Plan, that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control. At the time the Severance Plan was put in place, each of our executive officers with an individually negotiated agreement providing for severance benefits was given the option of participating in the Severance Plan or continuing to receive the severance benefits provided for in his agreement. Mr. Greenman and Dr. Corash each opted to participate in the Severance Plan. In connection with Mr. Greenman’s appointment as our President and Chief Executive Officer, however, he entered into the employment letter described above and is no longer a participant in the Severance Plan. Ms. Moore, Dr. Benjamin and Mr. Green are also participants in the Severance Plan. The Severance Plan provides for the payment of certain benefits to certain eligible employees in exchange for an effective release of claims in the event the employee is terminated by us without cause or by him as a good reason resignation on or within 12 months following a change of control (as such terms are defined in the Severance Plan). The severance compensation consists of a lump sum cash severance payment equal to 12 months of the participant’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect during the last regularly scheduled payroll period immediately preceding the termination event. Additionally, the Severance Plan provides for paid COBRA premiums for continuation coverage (including coverage for his eligible dependents) for 12 months and accelerated vesting and exercisability of all of the participant’s then-outstanding stock option awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides information on severance benefits that would become payable under the existing employment, severance and change in control agreements if the employment of our named executive officers had terminated on December 31, 2015. In addition, the table sets forth the amounts to which the named executive officers would be entitled under the 2008 Plan if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding stock options held by the named executive officers, or to substitute for similar options.

Name and Principal Position	Voluntary Termination for Good Reason or Involuntary Termination On or Within 12 Months After a Change of Control						Involuntary Termination Without Cause Absent a Change of Control						Payments upon a Change of Control
	Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)		Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)		Equity Acceleration ($)(9)
William M. Greenman	33,182	(1)	840,000	(2)	1,148,163	(3)	22,121	(4)	560,000	(5)	1,148,163	(3)	1,148,163
President and Chief Executive Officer

Kevin D. Green	26,749	(4)	340,00	(8)	327,886	(3)	13,375	(7)	170,000	(6)	327,886	(3)	327,886
Vice President, Finance and Chief Accounting Officer

Richard Benjamin	22,645	(4)	380,000	(8)	560,000	(3)	—		—		—		560,000
Chief Medical Officer

Laurence M. Corash	12,832	(4)	410,000	(8)	458,976	(3)	—		—		—		458,976
Chief Scientific Officer

Carol Moore	12,832	(4)	336,190	(8)	411,376	(3)	—		—		—		411,376
Senior Vice President, Regulatory Affairs and Quality

(1)	Represents the aggregate amount of our share of the cost of 18 months of COBRA premiums.
(2)	Represents 18 months of the executive’s base salary as of December 31, 2015 payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason on or within 12 months following a change of control.
(3)	Represents the excess of fair market value of those unvested shares subject to outstanding options with accelerated vesting that were exercisable on December 31, 2015 and were in the money, calculated based on the closing price of $6.32 of our common stock on December 31, 2015, the last trading day of fiscal 2015, over the aggregate exercise price of such options.
(4)	Represents the aggregate amount of our share of the cost of 12 months of COBRA premiums.
(5)	Represents the aggregate amount of the executive’s base salary as of December 31, 2015, payable over the 12 month period following an involuntary termination of the executive’s employment by us other than for cause.
(6)	Represents the aggregate amount of the executive’s base salary as of December 31, 2015, payable over the 6 month period following an involuntary termination of the executive’s employment by us other than for cause.
(7)	Represents the aggregate amount of our share of the cost of 6 months of COBRA premiums.
(8)	Represents 12 months of the executive’s base salary as of December 31, 2015, payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason on or within 12 months following a change of control.

(9)	These benefits would be payable pursuant to the terms of the Stock Option Agreement for stock options granted pursuant to the 2008 Plan, which were outstanding as of December 31, 2015, if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding stock options held by the named executive officers, or to substitute for similar options.

In addition to the benefits described and quantified above, the 2008 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2008 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation on a periodic basis. In late 2013, the Compensation Committee engaged Radford Consulting to provide an assessment of the compensation of our Board of Directors. Based on that assessment, the Board adopted the Amended and Restated Non-Employee Director Compensation Policy, or the Amended Policy, which became effective on January 1, 2014. For the year ended December 31, 2015, the Amended Policy provides that each director, other than the Chair of the Board, who is not also one of our officers or employees, will be compensated for his or her services as a director at the rate of $40,000 per year. The Chair of the Board will receive an annual retainer of $62,500 per year. The annual retainer is paid to our non-employee directors in equal quarterly installments. In addition to the annual retainer, the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees will receive an additional annual retainer of $26,000, $15,000 and $10,000, respectively. Each other member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee who is not one of our employees will receive an annual retainer of $13,000, $8,000 and $6,000, respectively. All directors, including those who are our officers or employees, were reimbursed for expenses incurred in connection with attending Board or committee meetings. If a director joins the Board at a time other than effective as of the first day of the calendar year, each element of the annual cash compensation will be pro-rated based on days served in the applicable calendar year, with the pro-rated amount paid for the first quarter in which the director provides the service, and regular full quarterly payments thereafter.

In addition to cash compensation, each of our non-employee directors received an annual stock option grant on the date of our annual meeting of stockholders under the terms of the Amended Policy. The stock option grants made pursuant to the Amended Policy are and will be pursuant to the terms of the 2008 Plan. Pursuant to the Amended Policy, each of our non-employee directors receives a non-qualified stock option grant covering 45,000 shares of our common stock upon his or her initial election to the Board, and a non-qualified stock option grant covering 30,000 shares, or 37,500 shares in the case of the Chair of the Board, of our common stock each calendar year thereafter on the first trading day of the year. The number of shares subject to the director’s first annual award is pro-rated based on the number of days he or she served in his or her first year of service. The initial stock option grant vests monthly over four years and the annual stock option grant vests over 12 months, in each case subject to continued service. In the event of certain corporate transactions such as a merger in which Cerus is not the surviving company or in a sale of all or substantially all of our assets, the directors’ awards will become fully vested. Stock options granted to our directors have an exercise price equal to the fair market value of our common stock on the date of grant and a term of ten years.

DIRECTOR COMPENSATION—FISCAL 2015

The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of all non-employee directors of Cerus who served in such capacity during 2015. Mr. Greenman and Dr. Corash received no compensation for their services as directors, and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		Total ($)
Daniel N. Swisher, Jr.	81,500	113,550	(3)	195,050
Timothy B. Anderson	63,000	90,840	(3)	153,840
Bruce C. Cozadd	74,000	90,840	(3)	164,840
Gail Schulze	55,000	90,840	(3)	145,840
Frank Witney	48,000	90,840	(3)	138,840

(1)	Represents the grant-date fair value of all options granted during 2015, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. For additional information on the valuation assumptions with respect to these grants, refer to Note 13 “Stock-Based Compensation” in our Form 10-K for the year ended December, 31, 2015.
(2)	The aggregate number of shares subject to outstanding stock options held by each current and former director listed in the table above as of December 31, 2015 was as follows: 168,800 shares for Mr. Anderson; 251,300 shares for Mr. Cozadd; 234,094 shares for Ms. Schulze; 155,127 shares for Mr. Swisher and 105,000 shares for Dr. Witney.
(3)	The grant-date fair values relate to the annual option grants made on June 10, 2015 to our non-employee directors. The annual option grants become vested and exercisable in 12 equal monthly installments, with the grant date being the date of our annual meeting (or, if such date is not a market trading day, the first market trading day thereafter) and the final vesting date being the sooner of one year from the grant date, or the day prior to the next annual meeting), so long as the director’s service is not interrupted during the period preceding each vesting date.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have not yet adopted a written related-person transactions policy. However, our Audit Committee has been delegated the authority to review the results of management’s efforts to monitor compliance with our programs and policies that are generally designed to ensure adherence to applicable laws and rules, as well as to our Ethics Code, including review and approval of related-party transactions. In addition, applicable NASDAQ rules require that our Audit Committee (or another independent body of the Board) conduct an appropriate review and oversight of all related-party transactions for potential conflict of interest situations on an ongoing basis. For these purposes, “related-person transactions” are generally those transactions required to be disclosed by us in proxy statements and annual reports that we file with the SEC in which certain categories of enumerated persons (including our executive officers and directors and their immediately family members, as well as our significant stockholders) have a direct or indirect material interest. In approving or rejecting a proposed related-person transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

CERTAIN RELATED-PERSON TRANSACTIONS

Since January 1, 2015, there has not been, nor is there currently proposed, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involves exceeds $120,000 other than compensation arrangements described under the caption “Executive Compensation” and the transactions described below. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Participation in Public Offering

In January 2015, we completed an underwritten public offering of 14,636,363 shares of our common stock at a price to the public of $5.50 per share. Net cash proceeds from the offering to Cerus were approximately $75.7 million after deducting the underwriting discount and offering expenses. Baker Bros. Advisors LLC, or Baker Bros., purchased their pro rata portion, or 1,850,548 shares, of our common stock in the public offering, and OrbiMed Advisors, LLC, or OrbiMed, purchased 3,500,000 shares of our common stock. At the time of the public offering, each of Baker Bros. and OrbiMed beneficially owned more than 5% of the outstanding shares of our common stock. Since this offering was public, with the price to the public in the offering determined by a book building process with the underwriters, the offering was not specifically reviewed in advance as a related-person transaction. However, the offering was approved by our board of directors and a pricing committee of our board of directors. Consistent with our Audit Committee charter and applicable NASDAQ rules, the Audit Committee subsequently reviewed the offering.

Indemnification and Limitation of Director and Officer Liability

In July 1996, the Board authorized us to enter into indemnity agreements with each of our directors, executive officers and controller. The form of indemnity agreement provides that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, executive officer or controller, to the fullest extent permitted by our bylaws and Delaware law. In addition, our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity. On April 24, 2009, the Board approved a new standard form of indemnity agreement and authorized us to enter into the new indemnity agreement with each of our directors, officers, employees and other agents. The new form of indemnity agreement continues to provide that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, officer, employee or other agent, to the fullest extent permitted by our bylaws and Delaware law.

Our amended and restated certificate of incorporation contains certain provisions relating to the limitation of liability of directors. Our amended and restated certificate of incorporation provides that a director shall not be personally liable to our stockholders or us for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our stockholders or us, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision in the amended and restated certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Executive Employment Agreements and Severance Plan and Arrangements

We have entered into employment agreements with certain of our executive officers and maintain the Severance Plan for certain of our other executive officers, each of which, among other things, provide for certain severance and change of control benefits to our respective executive officers as more fully discussed in the section entitled “Employment, Severance and Change of Control Agreements.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or the full set of proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cerus Corporation stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, in the future you may: (1) notify your broker, (2) direct your written request to Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520 or (3) contact our Corporate Secretary, Cerus Corporation at (925) 288-6000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lori L. Roll

Secretary

April 29, 2016

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520.

CERUS CORPORATION

ATTN: LORI ROLL

2550 STANWELL DRIVE

CONCORD, CA 94520

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 7, 2016. Have your proxy card and other proxy materials including the control number set forth in the Notice Regarding the Availability of Proxy Materials (the “Notice”) in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2016. Have your proxy card and other proxy materials including the control number set forth in the Notice, in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10526-P76128	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CERUS CORPORATION The Board of Directors recommends you vote “FOR ALL” of the nominees for director set forth in Proposal 1, “FOR” Proposals 2 and 4 and for every “1 Year” for Proposal 3.					To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal 1: Directors		For All	Withhold All	For All Except	Vote on Proposal 4: Independent Registered Public Accounting Firm	For	Against	Abstain

1.   To elect the following two nominees for director to the Board of Directors of the Company to hold office until the 2019 Annual Meeting of Stockholders.

Nominees:

01)  Gail Schulze

02)  Laurence Corash, MD

		☐	☐	☐

4.   To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

						☐	☐	☐

Vote on Proposal 2: Advisory Vote on Executive Compensation		For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.		☐	☐	☐
Vote on Proposal 3: Advisory Vote on Preferred Frequency of Stockholder Vote on Executive Compensation	1 Year	2 Years	3 Years	Abstain
3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted “For All” of the nominees set forth in Proposal 1, “For” Proposals 2 and 4 and for every “1 Year” for Proposal 3. If any other matters are properly brought before the meeting, the persons named on this proxy will vote on those matters in accordance with their best judgment.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and our Annual Report which includes the Annual Report on Form 10-K are available at www.proxyvote.com.

E10527-P76128

CERUS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE

2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2016.

The undersigned hereby appoints CHRYSTAL N. MENARD and LORI L. ROLL, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cerus Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cerus Corporation to be held at the Company’s principal executive offices, located at 2550 Stanwell Drive, Concord, California 94520, on Wednesday, June 8, 2016 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.